SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
PACTIV CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-2552928

(State of Incorporation)	(IRS Employer Identification No.)
1900 West Field Court
Lake Forest, IL 60045

(Address of Principal Executive Offices)
Pactiv Corporation Deferred Compensation Plan
Pactiv Corporation Deferred Retirement Savings Plan
(Full Title of the Plans)
Joseph E. Doyle, Esq.
c/o Pactiv Corporation
1900 West Field Court
Lake Forest, Illinois 60045
Telephone: (847) 482-2409
Facsimile: (847) 615-6417
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act

Large accelerated filer ☑		Accelerated filer ☐

Nonaccelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title Of Each Class Of	Amount To Be	Proposed	Proposed Maximum	Amount of
Securities To Be	Registered	Maximum Offering	Aggregate Offering	Registration Fee(3)
Registered		Price Per Unit	Price

Common Stock, $.01 par value per share (including related preferred stock purchase rights)(1)	1,000,000 shares	24.065(1)	$24,065,000.00	$945.75

Deferred Compensation Plan Obligations(4)	$50,000.000.00	100%	$50,000,000.00	$1,965.00

Deferred Retirement Savings Plan Obligations(5)	$50,000.000.00	100%	$50,000,000.00	$1,965.00

(1)	Shares to be issued to participants in the Pactiv Corporation Deferred Compensation Plan and the Pactiv Corporation Deferred Retirement Savings Plan who elect to receive the distribution of all or a portion of their deferred compensation accounts in the form of Common Stock.

(2)	Estimated solely for purposes of calculating the registration fee, and pursuant to Rule 457(c) under the Securities Act, the proposed maximum offering price per unit and the registration fee are based on the reported average of the high and low prices for the shares of Common Stock as reported on the New York Stock Exchange on October 17, 2008

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act of 1933, as amended

(4)	The Deferred Compensation Plan Obligations are unsecured obligations of Pactiv Corporation to pay deferred compensation in the future in accordance with the terms of the Pactiv Corporation Deferred Compensation Plan (the “DC Plan”).

(5)	The Deferred Retirement Savings Plan Obligations are unsecured obligations of Pactiv Corporation to pay deferred compensation in the future in accordance with the terms of the Pactiv Corporation Deferred Retirement Savings Plan (the “DRS Plan”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The following documents, which have been filed by Pactiv Corporation (the “Company” or “Registrant”) with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference in this Registration Statement:
(a)	Form 10-K for the year ended December 31, 2007;

(b)	Forms 10-Q for the quarters ended March 31, 2008, and June 30, 2008;

(c)	Form 8-K filed July 1, 2008; and

(d)	The description of the Company’s shares of common stock, par value $0.01 per share (the “Common Stock”) and preferred stock purchase rights contained in the Company’s registration statement on Form 10-12b/A filed on October 18, 1999.
All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities
Common Stock
Not applicable.
Deferred Compensation Plan Obligations
The Deferred Compensation Plan Obligations (the “DCP Obligations”) are unsecured general obligations of the Registrant to pay the deferred compensation of and Registrant contributions to participants in the DC Plan. The Registrant has established the Pactiv Corporation Rabbi Trust, and deposited shares of its common stock into the Rabbi Trust, in order to provide a source of funds for the payment of DCP Obligations; however, as required by applicable tax law, the property of the Rabbi Trust is subject to the claims of the Registrant’s creditors in the event of the Registrant’s insolvency, and in such event the DCP Obligations will rank equally with the Registrant’s other unsecured and unsubordinated indebtedness.
All members of the Registrant’s Board of Directors, and all employees of the Registrant who are eligible to participate in the Registrant’s Executive Incentive Compensation Plan (the “EICP”), are eligible to participate in the DC Plan. Members of the Board of Directors may elect to defer all or any portion of their annual retainer fee, committee retainer fees, or meeting fees. Deferral elections by directors must be made prior to the beginning of each year and are thereafter irrevocable. Eligible employees may elect to defer all or any portion of their annual bonus received pursuant to the EICP, or performance shares issued under the Pactiv Corporation 2002

Incentive Compensation Plan. Deferral elections by eligible employees must be made prior to the June 30 of each year and are thereafter irrevocable.
The Registrant will establish deferred compensation account(s) on behalf of each participant, to which the Registrant will credit any compensation deferred in accordance with the DC Plan. The compensation account(s) will be credited (or charged) with income (or loss) measured against the various investment funds specified from time to time by the Registrant. One of the investment options is the Pactiv Stock Index Fund, the earnings factor for which equals the performance of the Registrant’s common stock, including reinvested dividends, if any. Participants in the DC Plan may choose among the investment options, and may change investment options from time to time.
If an eligible employee elects to defer a portion of his or her EICP annual bonus for the year in which he or she is first eligible to participate in the EICP or any of the following four years, and elects to have the earnings on such deferral calculated as if invested in the Pactiv Stock Index Fund, then an additional amount equal to 20% of such amount is credited to the participant’s deferred compensation account. If the participant transfers any portion of the EICP annual bonus upon which such additional allocation was based to any other investment option before it vests (as described below), then the applicable portion of the additional allocation is forfeited. The plan administrator may either extend the number of years of participation during which a participant receives the additional credit, or grant a participant the eligibility to receive the additional credit during other periods of participation.
A participant’s deferred compensation vests immediately. The additional 20% of any deferred EICP bonus described in the prior paragraph vests upon the earlier of the third anniversary of the date it is credited to the participant’s account, or the participant’s death, disability, or retirement after attaining age 55 with 10 years of service.
The vested balance in a participant’s deferred compensation account is distributed upon the participant’s death, disability, termination of employment or membership on the Board of Directors, the occurrence of a change in control of the Registrant (as defined under Section 409A of the Internal Revenue Code) or on a specific date elected by the participant. Except as described in the following paragraph, distributions are made either in a lump sum or a series of up to five annual installments as elected by the participants. To the extent that a participant’s account is invested in the Pactiv Stock Index Fund, the participant may elect to receive the equivalent number of shares of the Registrant’s common stock.
If a participant who is an employee elects to defer receipt of Performance Shares issued to the participant pursuant to Pactiv’s 2002 Incentive Compensation Plan, or if a participant who is a member of the Board of Directors elects to defer receipt of any portion of the participant’s compensation that is paid in the form of Director Stock Awards issued pursuant to the 2002 Incentive Compensation Plan, the number of shares of stock that are so deferred will be credited to the Pactiv Stock Index Fund and, to the extent still invested in such Fund at the time of distribution, will be distributed in the form of shares. Performance Shares and Director Stock Awards the receipt of which are deferred pursuant to the terms of the DC Plan are not included in the 1,000,000 shares registered by this registration statement, as such shares are part of the 13,500,000 shares that were registered by a registration statement filed on November 8, 2002, and are covered by the prospectus dated November 8, 2002.

Participants and their beneficiaries may not voluntarily or involuntarily transfer, alienate or assign their interests under the DC Plan. A participant may withdraw a portion of his or her account if required to satisfy an unforeseeable financial emergency, as determined by the plan administrator in its sole discretion.
The DC Plan is administered by the Compensation/Nominating/Governance Committee of the Board of Directors or its nominee.
The Registrant may amend, suspend or terminate the DC Plan or any portion thereof at any time in accordance with the terms of the DC Plan, provided that no amendment, suspension or termination may reduce the balance in the any participant’s deferred compensation account on the effective date of such action.
Deferred Retirement Savings Plan Obligations
The Deferred Retirement Savings Plan Obligations (the “DRSP Obligations”) are unsecured general obligations of the Registrant to pay the deferred compensation of and Registrant contributions to participants in the DRS Plan. The DRSP Obligations will rank equally with the Registrant’s other unsecured and unsubordinated indebtedness from time to time outstanding.
Participation in the DRS Plan is limited to management and highly compensated employees of the Registrant designated by the plan administrator in its sole discretion. Eligible employees may elect to defer up to 25% of the employee’s compensation (as defined in the Pactiv 401(k) Savings and Investment Plan (the “401(k) Plan”)) each year. Deferral elections by eligible employees must be made prior to the beginning of each year and are thereafter irrevocable, except that a newly hired participant may make a deferral election not later than 30 days after his or her date of hire, which will apply only to compensation earned after the election is made.
In addition, participants who were employed or on approved leave of absence on December 31, 2002, and who either were participating in the 401(k) Plan on such date or who were hired or rehired on or after November 2, 2002, and elected to commence participating in the 401(k) Plan upon rehire (“Grandfathered Participants”) are entitled to have additional contributions by the Registrant allocated to their accounts. Grandfathered Participants received a one-time allocation to their accounts for the 2004 plan year, in a percentage of their compensation based upon their years of participant in the 401(k) Plan as determined by a formula set forth in the DRS Plan. For years commencing with 2005, Grandfathered Participants are entitled to receive matching contributions allocated to their accounts based upon the amount that they elect to defer for such year and their years of participation in the 401(k) Plan as determined by a formula set forth in the DRS Plan.
The Registrant will establish deferred compensation account(s) on behalf of each participant, to which the Registrant will credit any compensation deferred in accordance with the DRS Plan. The compensation account(s) will be credited (or charged) with income (or loss) measured against the various investment funds specified from time to time by the Registrant. One of the investment options is a fund (the “Pactiv Stock Fund”), the earnings factor for which equals the performance of the Registrant’s common stock, including reinvested dividends. Participants in the DRS Plan may choose among the investment options, and may change investment options from time to time. The Registrant’s contributions to Grandfathered Participants are originally deemed invested in the Pactiv Stock Fund until reallocated by the participant.

All allocations to participant’s accounts, including deferred compensation and contributions by the Registrant to Grandfathered Participants, are fully vested. The balance in a participant’s deferred compensation account is distributed upon the earliest to occur of the participant’s death or disability, or the day that is six months and one day after the participant’s termination of employment, or the occurrence of a change in control of the Registrant (as defined under Section 409A of the Internal Revenue Code). Distributions are made in a lump sum. To the extent that a participant’s account is invested in the Pactiv Stock Fund, the participant may elect to receive the equivalent number of shares of the Registrant’s common stock.
Participants and their beneficiaries may not voluntarily or involuntarily transfer, alienate or assign their interests under the DRS Plan. A participant may withdraw a portion of his or her account if required to satisfy an unforeseeable financial emergency, as determined by the plan administrator in its sole discretion.
The DRS Plan is administered by the Compensation/Nominating/Governance Committee of the Board of Directors or its nominee.
The Registrant may amend, suspend or terminate the DRS Plan or any portion thereof at any time in accordance with the terms of the DRS Plan, provided that no amendment, suspension or termination may reduce the balance in the any participant’s deferred compensation account on the effective date of such action.
Item 5. Interests of Named Experts and Counsel
Certain legal matters regarding shares of Common Stock offered hereby will be passed upon for the Company by Joseph E. Doyle, General Counsel of the Company. Mr. Doyle beneficially owns 13,467 shares of Common Stock of the Company.
Item 6. Indemnification of Directors and Officers
Elimination of Liability of Directors
     The Certificate of Incorporation of the Company (the “Certificate”) provides that a director of the Company will not be liable to the Company or its shareowners for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware (“DGCL”) as the same exists or may thereafter be amended. Based on the DGCL, as presently in effect, a director of the Company will not be personally liable to the Company or its shareowners for monetary damages for breach of fiduciary duty as a director, except for liability:
•	for any breach of the director’s duty of loyalty to the Company or its shareowners;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions; or

•	for any transactions from which the director derived an improper personal benefit.

Indemnification of Directors and Officers
     The Bylaws of the Company (the “Bylaws”) provide that the Company will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may thereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another company or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses, including attorneys’ fees, reasonably incurred by that Covered Person. The Bylaws also provide that, notwithstanding the foregoing, but except as described in the second following paragraph, the Company will be required to indemnify a Covered Person in connection with a proceeding or part thereof commenced by that Covered Person only if the commencement of the proceeding or part thereof by the Covered Person was authorized by the Board.
     The Bylaws further provide that the Company will pay the expenses including attorneys’ fees incurred by a Covered Person in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by law, the payment of expenses in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by that Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under the relevant section of the Bylaws or otherwise.
     Pursuant to the Bylaws, if a claim for indemnification or payment of expenses thereunder is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Company, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, will be entitled to be paid the expense of prosecuting such claim. The Bylaws provide that, in any such action, the Company will have the burden of proving that the Covered Person is not entitled to the requested indemnification or payment of expenses under applicable law.
     The Bylaws also provide:
•	that the rights conferred on any Covered Person thereby are not exclusive of any other rights which that Covered Person may have or thereafter acquire under any statute, provision of the Certificate, the Bylaws, agreement, vote of shareowners or disinterested directors or otherwise;

•	that the Company’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another company, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount that Covered Person may collect as indemnification or advancement of expenses from such other company, partnership, joint venture, trust, enterprise or nonprofit enterprise; and

•	that any repeal or modification of the relevant provisions of the Bylaws will not adversely affect any right or protection thereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification
     The Bylaws also expressly state that the provisions thereof will not limit the Company’s right, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.
Item 7. Exemption from Registration Claimed
Not applicable.
Item 8. Exhibits
See Index to Exhibits.
Item 9. Undertakings
A.	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, state of Illinois, on October 20th, 2008.

PACTIV CORPORATION
By:	/s/ Richard L. Wambold
Richard L. Wambold
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each of Pactiv Corporation, a Delaware corporation, and the undersigned directors and officers of Pactiv Corporation hereby constitutes and appoints Richard L. Wambold and Joseph E. Doyle, his, her or its true and lawful attorneys-in-fact and agents, for him, her or it and in his, her or its name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this report, and to file each such amendment to this report, with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he, she or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them may lawfully do or cause to be done by virtue hereof.
     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

Signature	Capacity	Date

/s/ Richard L. Wambold	Director, Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	October 20, 2008
Richard L. Wambold

/s/ Edward T. Walters	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	October 20, 2008
Edward T. Walters

/s/ Donald King	Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	October 20, 2008
Donald King

/s/ Larry D. Brady	Director	October 20, 2008
Larry D. Brady

/s/ K. Dane Brooksher	Director	October 20, 2008
K. Dane Brooksher

/s/ Robert J. Darnall	Director	October 20, 2008
Robert J. Darnall

Signature	Capacity	Date

/s/ Mary R. Henderson	Director	October 20, 2008
Mary R. Henderson

/s/ N. Thomas Linebarger	Director	October 20, 2008
N. Thomas Linebarger

/s/ Roger B. Porter	Director	October 20, 2008
Roger B. Porter

/s/ Norman H. Wesley	Director	October 20, 2008
Norman H. Wesley

INDEX TO EXHIBITS

Exhibit
Number	Description of Document
4.1	Restated Certificate of Incorporation of the registrant (incorporated herein by reference to Exhibit 3.1 to Pactiv Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, File No. 1-15157)
4.2(a)	Amended and Restated By-laws of the registrant (incorporated herein by reference to Exhibit 3.2 to Pactiv Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, File No. 1-15157).
4.2(b)	Amendment to Amended and Restated By-laws of the registrant (incorporated herein by reference to Exhibit 3.1 to Pactiv Corporation’s Current Report on Form 8-K filed July 13, 2007, File No. 1-15157).
4.3	Specimen Stock Certificate of Pactiv Corporation Common Stock (incorporated herein by reference to Exhibit 4.1 to Pactiv Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, File No. 1-15157).
4.4	Qualified Offer Plan Rights Agreement, dated as of November 4, 1999, by and between the registrant and First Chicago Trust Company of New York, as Rights Agent (incorporated herein by reference to Exhibit 4.2 to Pactiv Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, File No. 1-15157).
4.4(a)	Amendment No. 1 to Rights Agreement, dated as of November 7, 2002, by and between the registrant and National City Bank, as Rights Agent (incorporated herein by reference to Exhibit 4.4(a) registrant’s Registration Statement on Form S-8, File No. 333-101121
4.5(a)	Indenture, dated September 29, 1999, by and between the registrant and The Chase Manhattan Bank, as Trustee (incorporated herein by reference to Exhibit 4.1 to Tenneco Packaging Inc.’s Registration Statement on Form S-4, File No. 333-82923).
4.5(b)	First Supplemental Indenture, dated as of November 4, 1999, to Indenture dated as of September 29, 1999, between the registrant and The Chase Manhattan Bank, as Trustee (incorporated herein by reference to Exhibit 4.3(b) to Pactiv Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, File No. 1-15157).
4.5(c)	Second Supplemental Indenture, dated as of November 4, 1999, to Indenture dated as of September 29, 1999, between the registrant and The Chase Manhattan Bank, as Trustee (incorporated herein by reference to Exhibit 4.3(c) to Pactiv Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, File No. 1-15157).
4.5(d)	Third Supplemental Indenture, dated as of November 4, 1999, to Indenture dated as of September 29, 1999, between the registrant and The Chase Manhattan Bank, as Trustee (incorporated herein by reference to Exhibit 4.3(d) to Pactiv Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, File No. 1-15157).
4.5(e)	Fifth Supplemental Indenture, dated as of November 4, 1999, to Indenture dated as of September 29, 1999, between the registrant and The Chase Manhattan Bank, as Trustee (incorporated herein by reference to Exhibit 4.3(f) to Pactiv Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, File No. 1-15157).
4.6	Registration Rights Agreement, dated as of November 4, 1999, by and between the registrant and the trustees under the Pactiv Corporation Rabbi Trust (incorporated herein by reference to Exhibit 4.4 to Pactiv Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, File No. 1-15157).
*4.7	Pactiv Corporation Deferred Compensation Plan (restated electronically for filing purposes)
4.8	Pactiv Corporation Rabbi Trust (incorporated herein by reference to Exhibit 10.11 to Pactiv Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, File No. 1-15157).
*4.9	Pactiv Corporation Deferred Retirement Savings Plan (restated electronically for filing

Exhibit
Number	Description of Document
purposes)
*5	Opinion of Joseph E. Doyle, Esq. regarding the Common Stock of the Registrant
*23.1	Consent of Ernst & Young LLP.
*23.2	Consent of Joseph E. Doyle, Esq. (included in opinion filed as Exhibit 5 hereto)
*24	Power of Attorney (included on the signature page hereto)

*/	Filed herewith